Exhibit 99.1

Doral Financial Reports Results for First Quarter 2008
Reports Significant Improvement in Operating Performance as it Reports a Smaller Net Loss of $2.3
million (before the payment of preferred stock dividends), Compared to $37.7 million for the
Comparable 2007 Period
Reports Improved Business Fundamentals, Including 79% Increase in Mortgage Production
San Juan, Puerto Rico—May 13, 2008—Doral Financial Corporation (NYSE:DRL) (“Doral” or the “Company”), a diversified financial services company, today reported results for the period ended March 31, 2008. The Company reported an improvement in operating results of 94% compared to the first quarter 2007, as it reported a net loss of $2.3 million (before the payment of preferred stock dividends), compared to $37.3 million for the comparable 2007 period.
“We are starting to witness the results of the execution of our business plan, shown by the significant improvement in our fundamentals experienced in the first quarter. We are attracting thousands of new customers, cross-selling to our existing customer base, increasing our core deposits and mortgage production, all while decreasing costs, becoming more efficient, and creating a culture of compliance,” said Glen R. Wakeman, President and CEO of Doral Financial Corporation.
Doral Financial’s major improvement in the financial performance for the first quarter 2008, compared to the first quarter 2007, was principally driven by a large reduction in non-interest expense, higher non-interest income and improvement in net interest income, as detailed below.
Doral experienced significant improvements in key fundamentals:
•	Increased mortgage production by 79% to $234.6 in the first quarter of 2008, from $131.1 in the first quarter 2007

•	Added over 27,000 new retail deposit accounts in the first quarter and increased core deposit balances 28% to $1.02 billion in the first quarter of 2008, from $796 million in the first quarter 2007

•	Increased net interest margin to 1.80% in the first quarter 2008, from 1.43% in the first quarter 2007 due to the reduction in indebtedness as a result of the $610 million in new equity raised in the third quarter of 2007 and the sale in 2007 of lower margin investment securities

•	Increased non-interest income 50% to $17.4 million for the first quarter 2008, compared to $11.6 million for the same period in 2007, principally driven by higher trading gains and better business fundamentals

•	Increased total loan production 50% to $372.1 million for the first quarter 2008, from $247.5 million for the same period in 2007

•	Lowered non-interest expense as a result of the Company’s effort to control costs and the elimination of expenses related to its recapitalization efforts; non-interest expense fell 27.5% to $54.6 million in the first quarter 2008, from $75.2 million for the same period in 2007

•	Reduced interest rate risk by the implementation of economic hedging programs designed to protect the Company from major fluctuation in its mortgage servicing values and mortgage loans for sale, as reflected by trading gain (loss) offsets
FINANCIAL HIGHLIGHTS
Net loss attributable to common shareholders for the first quarter of 2008 amounted to $10.6 million, or a diluted loss per share of $0.20, compared to a net loss of $45.6 million, or a diluted loss per share of $8.45, for the first quarter of 2007.
Net interest income for the first quarter of 2008 was $39.0 million, compared to $38.2 million for the same period in 2007. The increase in net interest income for 2008, compared to 2007, was related to the reduction in the Company’s leverage, as a result of a $610.0 million equity investment by Doral Holdings, a 90% equity investor, on July 19, 2007. This transaction allowed the Company to repay its $625.0 million senior notes due July 20, 2007.
For the first quarter of 2008, the provision for loan and lease losses was $4.8 million, compared to $6.0 million for the same period in 2007. The decrease in the provision for loan losses was principally related to the improvement in performance of the construction loan portfolio, benefiting from Puerto Rico’s government new home purchase incentive programs and the Company’s initiatives to assist home builders in sales and marketing. The decrease during the quarter followed a period of substantial increases in the allowance for loan and lease losses over the preceding 24 months. The reduction in the provision for construction loan portfolio was partially offset by an increase in the provision for the commercial and mortgage loan portfolios.
Total assets as of March 31, 2008 were $10.5 billion, an increase of 13% compared to $9.3 billion as of December 31, 2007. The increase in total assets during 2008 was due primarily to an increase in the Company’s securities portfolio due to the purchase of approximately of $1.6 billion of available for sale investment securities during the first quarter of 2008. Compared to total assets as of March 31, 2007 of $11.5 billion, total assets as of March 31, 2008 showed a decrease of $1.0 billion or 10% due primarily to the sale of $2 billion in long-dated investment securities associated with the Company’s efforts to reduce interest rate risk.
Total liabilities as of March 31, 2008 were $9.2 billion, an increase of $1.2 billion or 16% compared to December 31, 2007 driven by an increase of borrowings used to finance investment securities purchased during the first quarter of 2008.  Compared to total liabilities as of March 31, 2007 of $10.7 billion, total liabilities as of March 31, 2008 showed a decrease of 14% or $1.5 billion as a result of the repayment of the $625 million in senior notes due on July 20, 2007 and a reduction in borrowings associated with the investment securities sold in 2007.
CAPITAL RATIOS
The Company’s banking subsidiaries continue to be well capitalized for bank regulatory purposes as of March 31, 2008. On February 15, 2008, the Company’s Board of

Directors approved an $80 million capital contribution to Doral Bank PR to ensure that Doral Bank PR has more than adequate financial strength given the current economic environment in Puerto Rico.

	As of March 31, 2008
				Well-	Adequately-
	DORAL	DORAL	DORAL	Capitalized	Capitalized
REGULATORY CAPITAL RATIOS	FINANCIAL (2)	BANK PR	BANK NY	Minimum	Minimum
Total Capital (Total capital to risk- weighted assets)	16.5%	12.9%	13.1%	10.0%	8.0%
Tier 1 Capital Ratio (Tier 1 capital to risk- weighted assets)	15.2%	11.7%	12.8%	6.0%	4.0%
Leverage Ratio(1)	10.2%	6.5%	9.6%	5.0%	4.0%

(1)	Tier 1 capital to average assets in the case of Doral Financial and Doral Bank PR and Tier 1 capital to adjusted total assets in the case of Doral Bank NY.

(2)	Doral Financial was not subject to regulatory capital requirements as of March 31, 2008. Ratios were prepared as if the company were subject to the requirement for comparability purposes.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. In addition, Doral Financial may make forward-looking statements in its press releases or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others. These “forward-looking statements” are identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions.
Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:
•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact in the credit quality of Doral Financial’s loans and other assets;

•	Doral Financial’s ability to derive sufficient income to realize the benefit of its deferred tax assets;

•	the strength or weakness of the Puerto Rico and the United States economies;

•	changes in interest rates and the potential impact of such changes in interest rates on Doral Financial’s net interest income;

•	the performance of U.S. capital markets;

•	the fiscal and monetary policy of the federal government and its agencies;

•	potential adverse development from ongoing enforcement actions by bank regulatory agencies;

•	risks arising from material weaknesses in Doral Financial’s internal control over financial reporting; and

•	developments in the regulatory and legal environment for financial services companies in Puerto Rico and the United States.
Doral Financial does not undertake and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements.
Investors should carefully consider these factors and the risk factors outlined under Item 1A. Risk Factors, in our 2007 Annual Report on Form 10-K.
Contacts:
Investor Relations:
Roberto Reyna
SVP Investor Relations
787-474-5498
Media:
Lucienne Gigante
VP Public Relations
787-474-6298